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                                                                 EXHIBIT (c)(7)

[SPECTRUM COMMERCIAL GROUP, INC. LOGO]

June 16,2000

Mr. Michael W. Knowles
Vice President
Riverside Bank
300 Galleria Parkway, Suite 100
Atlanta, Georgia 30339

RE:      Two Story Office Building
         570 Colonial Park Drive
         Roswell, Fulton County, Georgia

Dear Mr. Knowles:

At your request, we have performed a complete appraisal analysis in a self-contained report format in order to estimate the current "as is" market value of the fee simple interest in the property described above as of the date of valuation, June 8, 2000.

Enclosed is our report which describes our method of approach and contains data gathered in our investigation. Please refer to the underlying assumptions, limiting conditions and special assumptions in the body of the report. The subject property was inspected on June 8, 2000 and the effective date of analysis is June 8, 2000.

The analyses, opinions and conclusions were developed, and this appraisal has been prepared in conformance with, the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute. The use of this report is subject to the requirements of the Institute relating to review by its duly authorized representatives.

Neither our engagement to appraise the property, nor future engagement prospects were conditioned upon producing a requested minimum or specific value range, or reporting a predetermined value or direction of value that favors the cause of the client. Neither the engagement nor payment of any fees is contingent upon whether or not a loan application, if any, is approved or disapproved.


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Mr. Michael W. Knowles
June 16, 2000
Page 2

It is our conclusion that the "as is" market value of the fee simple interest of the subject property, as of the effective date of appraisal, June 8, 2000, is:

                   ONE MILLION NINE HUNDRED THOUSAND DOLLARS
                                  ($1,900,000)

The marketing time and exposure period for the subject property are estimated to be 12 months or less, if priced appropriately and marketed aggressively.

It has been a pleasure to serve you in this matter.

Sincerely,
SPECTRUM COMMERCIAL GROUP, INC.



/s/ M. Andrew McGarry
M. Andrew McGarry, MAI
State of Georgia Certified General Real Estate Appraiser No. 5811



/s/ Michael D. Dixon
Michael D. Dixon
President
State of Georgia Certified General Real Estate Appraiser No. 3844